Exhibit 99.1

July 30, 2011

Dear Shareholders and Friends:

I am disappointed to inform you that on July 29, 2011, the Office of the Comptroller of the Currency appointed the FDIC as receiver for Integra Bank N.A. (the “Bank”).  The Bank and its predecessors have been an important part of Evansville and many other communities for more than 160 years.  This is an unfortunate ending to a great commercial enterprise.  The fact that there have been more than 350 bank failures since 2008 does not lessen the impact that this action will have on shareholders and creditors of Integra Bank Corporation (the “Company”), but it does demonstrate the breadth of the banking crisis we continue to face throughout the country.

The FDIC has facilitated the transfer of substantially all of the assets and deposits of the Bank to Old National Bank of Evansville, Indiana.   The management team of the Bank has been working closely with the FDIC to make the transition as smooth as possible for the Bank’s customers and employees.  In connection with the transaction, the FDIC issued a press release dated July 29, 2011.  This release contains important information for customers of the Bank and is available at www.FDIC.gov/news/news/press/2011/pr11128.html.

The Bank was the principal asset of the Company.  The FDIC receivership resulted in principal and interest obligations of the Company relating to its outstanding trust preferred and debt securities totaling more than $100 million to become due and immediately payable in full.  As a result, the Company has filed a voluntary petition for liquidation under Chapter 7 of the Bankruptcy Code.  Creditors and other interested parties should expect to receive an official notice from the United States Bankruptcy Court, Southern District of Indiana, Evansville Division about the case and the appointment of a Chapter 7 trustee to administer the assets of the Company.  For additional information, the website of the court is www.insb.uscourts.gov.

Given these developments, the Company believes that any investment in the Company’s preferred and common stock no longer has any value.  Shareholders should consult with their accountant or other tax advisor to determine how to treat any investment loss.

When I agreed to become Integra’s interim chief executive officer in May 2009, I believed that, with an economic recovery and your support, a new management team could overcome the many challenges that were then facing the Company.  At the heart of our difficulties were losses associated with segments of our loan portfolio, primarily in commercial real estate-related loans. Unfortunately, the real estate markets have not shown improvement.  In addition, the significant debt the Company incurred at the holding company level in prior years to augment capital proved to be an impediment to any recapitalization of Integra Bank.

Integra Bank Corporation   21 S.E. Third Street   P.O. Box 868   Evansville, Indiana 47705-0868   1-800-467-1928   integrabank.com

I want to assure shareholders that we pursued all available alternatives to strengthen our balance sheet, facilitate a recapitalization or find a merger partner in order to avoid receivership. Among other things, we reduced expenses, restructured our investment portfolio, shrank our operating footprint by selling branches and sold loans and other assets. While these strategies accomplished their objectives, they were not sufficient to effect the level of recapitalization required for continued operation. We also worked with investment bankers and other professional advisors for two years in our search for the necessary capital. We met with numerous investors, potential buyers and merger partners and regulators in search of a resolution. The FDIC has now facilitated the transfer of what I continue to believe is a valuable community banking franchise. Old National will benefit greatly from adding Integra depositors and customers, who have remained loyal despite the many public reports of unfavorable developments.

On behalf of the Board of Directors, I want to also express our sincere thanks to our employees who have worked extraordinarily hard and demonstrated their professionalism in very trying times.  We wish them well in their future endeavors.

Sincerely,

Michael J. Alley
Chairman & CEO

Integra Bank Corporation   21 S.E. Third Street   P.O. Box 868   Evansville, Indiana 47705-0868   1-800-467-1928   integrabank.com